Exhibit 5.1

Your ref		8 December 2023
Our ref	EK/JH/V848832v1

VCI Global Limited c/o Vistra (BVI) Limited Vistra Corporate Services Centre Wickhams Cay II Road Town, Tortola British Virgin Islands, VG1110

Dear Sir / Madam

Re: VCI Global Limited (the “Company”)

We have acted as British Virgin Islands legal counsel to the Company in connection with: (i) the Company’s registration statement on Form F-1, including all amendments or supplements thereto filed with the U.S. Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 as amended (the “Act”) (including its exhibits, the “Registration Statement”).

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

Capitalised terms used in this Opinion shall have the meanings ascribed to them in this Opinion and/or the Schedules.

1.	SCOPE OF OPINION

This Opinion is given only on the laws of the British Virgin Islands in force at the date hereof and is based solely on matters of fact known to us at the date hereof. We have not investigated the laws or regulations of any jurisdiction other than the British Virgin Islands (collectively, “Foreign Laws”). We express no opinion as to matters of fact or, unless expressly stated otherwise, the veracity of any representations or warranties given in or in connection with any of the documents set out in Schedule 1.

2.	documents reviewed and ENQUIRIES made

In giving this Opinion we have undertaken the Searches and reviewed originals, copies, drafts, conformed copies, certified copies or notarised copies of the documents set out in Schedule 1.

3.	ASSUMPTIONS AND QUALIFICATIONS

This Opinion is given on the basis that the assumptions set out in Schedule 2 (which we have not independently investigated or verified) are true, complete and accurate in all respects.

4.	Opinions

Having regard to such legal considerations as we deem relevant, we are of the opinion that:

4.1	Registration Statement

The statements under the caption “British Virgin Islands Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of the British Virgin Islands law, are accurate in all material respects and that such statements constitute our opinion.

5.	CONSENT

(b)	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Certain Material Tax Considerations” and “Legal Matters” in the prospectus forming a part of the Registration Statement.

(c)	In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully

Carey Olsen

Schedule 1

Documents Reviewed and ENQUIRIES made

For the purpose of this Opinion, we have reviewed originals, copies, drafts or conformed copies of the following documents:

A.	CORPORATE DOCUMENTS

1.	The certificate of incorporation of the Company obtained by us pursuant to the Company Search.

2.	The memorandum and articles of association of the Company (the “Memorandum and Articles”) obtained by us pursuant to the Company Search.

3.	A certificate of good standing relating to the Company issued by the Registrar, dated 7 December 2023 (the “Certificate of Good Standing”).

4.	A copy of the Company’s register of directors and register of members provided to us by the Company.

5.	An executed copy of the written resolutions of the directors of the Company (the “ Directors”) in respect of, among other things, the Registration Statement.

B.	SEARCHES AND ENQUIRIES

1.	The information revealed by our search of the Company’s public records on file and available for public inspection from the Registrar at the time of our search on 7 December 2023 (the “Company Search”), including all relevant forms and charges (if any) created by the Company and filed with the Registrar pursuant to section 163 of the BVI Business Companies Act (the “Act”).

2.	The public information revealed by our search of the Company on the electronic records of the Civil Division and the Commercial Division of the Registry of the High Court and the Court of Appeal (Virgin Islands) Register, each from 1 January 2000, as maintained on the Judicial Enforcement Management System by the Registry of the High Court of the Virgin Islands, conducted on 7 December 2023 (the “High Court Search” and together with the Company Search, the “Searches”).

C.	DOCUMENTS

1.	A copy of the Registration Statement.

D.	SCOPE

The document listed in this Schedule is the only document and/or record we have examined and the only searches and enquiries we have carried out for the purposes of this Opinion.

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SCHEDULE 2

Assumptions

We have assumed:

(a)	copies of the documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals; and

(b)	there is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinion set out above. Specifically, we have made no independent investigation of the laws of any United States of America jurisdiction.

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SCHEDULE 3

QUALIFICATIONS

The opinion expressed above is subject to the following qualifications:

We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non- British Virgin Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Registration Statement.

We express no view as to the commercial terms of the Registration Statement or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

The opinion in this opinion letter is strictly limited to the matters contained in the opinion section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Registration Statement and express no opinion or observation upon the terms of any such document.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is addressed to you and may be relied upon by you and your counsel. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

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